Exhibit 99.4

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

Offer to Exchange

2005 Series A 3 1/4% Convertible Notes Due 2023

and an Exchange Fee

for all outstanding

2003 3 1/4% Convertible Notes due 2023

(CUSIP Nos. 203349AA3 and 203349AB1)

Pursuant to, and subject to the terms and conditions described in, the prospectus

dated May     , 2005 and related letter of transmittal

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

MIDNIGHT, NEW YORK CITY TIME, ON                         , 2005, UNLESS EARLIER TERMINATED OR EXTENDED.

May     , 2005

To Our Clients:

Commonwealth Telephone Enterprises, Inc. (“CTE”) is offering to exchange $1,000 principal amount of its 2005 Series A 3 1/4% Convertible Notes Due 2023 (the “New Notes”) and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted 2003 3 1/4% Convertible Notes Due 2023 (the “Old Notes”).

The exchange offer is made on the terms and is subject to the conditions set forth in CTE’s prospectus dated May     , 2005 and the accompanying letter of transmittal.

The enclosed prospectus is being forwarded to you as the beneficial owner of Old Notes held by us for your account but not registered in your name. The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us for your account. A tender of such Old Notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the Old Notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to CTE’s exchange offer with respect to the Old Notes (CUSIP Nos. 203349AA3 and 203349AB1).

This will instruct you to tender the specified principal amount of Old Notes indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the prospectus and the related letter of transmittal.

Type	Aggregate Principal Amount of Old Notes Held for Account of Holder(s)*
2003 3 1/4% Convertible Notes due 2023

*	Unless otherwise indicated, the entire principal amount listed in the box entitled “Aggregate Principal Amount of Old Notes Held for Account of Holder(s)” will be tendered.

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